Thursday May 13, 7:42 p.m. Eastern Time

Company Press Release

ICON Health & Fitness Inc. Reaches Agreement With Major Bondholders to Significantly Deleverage Its Balance Sheet

LOGAN, Utah--(BUSINESS WIRE)--May 13, 1999--ICON Health & Fitness Inc. ("ICON") Thursday announced that it has reached an agreement in principle with holders of approximately 92% of its 13% Senior Subordinated Notes due 2002 on a plan to significantly deleverage ICON's consolidated balance sheet.

Arrangement with Holders of 13% Notes

Under the terms of the agreement, ICON will commence an exchange offer to acquire 100% of the 13% Notes of ICON.

ICON will pay the following consideration for each $1,000 principal amount of 13% Notes validly tendered and not withdrawn: (i) $395 of cash, (ii) a pro rata share of up to $45.0 million aggregate principal amount of new 12% Senior Subordinated Notes due 2005 of ICON and (iii) a pro rata share of warrants to purchase up to 4.3% of the common stock of ICON outstanding on a fully diluted basis upon the closing of the exchange offer.

Holders who tender their 13% Notes of ICON will be required to consent to certain proposed amendments to the related indenture.

Arrangement with Parent Company Bondholders

ICON also announced that it is in negotiations with a holder of a majority of outstanding bonds of IHF Holdings Inc. ("Holdings"), ICON's immediate parent, and ICON Fitness Corp. ("Fitness"), Holdings' immediate parent, regarding the treatment of those outstanding bonds in the deleveraging plan.

As part of the plan being negotiated, ICON would also commence an exchange offer to acquire 100% of the 15% Senior Secured Discount Notes due 2004 of Holdings and 14% Senior Discount Notes due 2006 of Fitness.

ICON anticipates that it will propose to pay: (i) for each $1,000 principal amount at maturity of 15% Notes of Holdings validly tendered and not withdrawn, a pro rata share of 6.5% of the common stock of ICON outstanding on a fully diluted basis upon the closing of the exchange offer and (ii) for each $1,000 principal amount at maturity of 14% Notes of Fitness validly tendered and not withdrawn, a pro rata share of 2.0% of the common stock of ICON outstanding on a fully diluted basis upon the closing of the exchange offer.

Holders who tender their 15% Notes of Holdings or 14% Notes of Fitness would also be required to consent to certain proposed amendments to the related indentures.

The exchange offers and consent solicitations are subject to a number of conditions that have not yet been satisfied (some of which may be waived), including (i) ICON obtaining commitments from certain investors, which are expected to include Bain Capital and members of existing management, for a $40 million equity investment in ICON, (ii) the participation of at least 90% of the outstanding 13% Notes, 95% of the 15% Notes and 95% of the 14% Notes in the exchange offers, (iii) ICON entering into a new bank credit facility, (iv) ICON entering into employment agreements and other arrangements with certain members

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of senior  management,  (v) the  absence of events causing a material adverse change in ICON's business and (vi) appropriategovernmental and other consents. Other terms and conditions of the exchange offers will be set forth in an exchange offer and consent solicitation statement to be delivered to bondholders of each of the related companies.

No assurance can be given that ICON will commence the exchange offers, or, if commenced, that the contemplated transactions will be consummated.

The securities to be offered in the proposed exchange offers have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ICON is one of the largest manufacturers and marketers of home fitness equipment in the United States. ICON's focus is to address consumers' interest in a healthy, active lifestyle with a broad range of high quality products at a variety of price/value relationships specifically targeted to meet different consumers' health and fitness needs.

ICON's line of home fitness aerobic products includes treadmills, ellipticals, exercise bikes, stair steppers and upright rowers and its line of anaerobic fitness products includes home gyms and weight benches. ICON also offers trampolines, recreational sports products, sports medicine products, fitness accessories and spas and massage products.

ICON markets the majority of its products under the brand names ProForm, HealthRider, Image, Weslo, Nordic Track, WeiderCare, JumpKing and the licensed brand Reebok.



Contact:
     ICON Health & Fitness Inc., Logan
     Colleen Logan, 435-750-5204